Exhibit 10.2
February 21, 2007
Peter Foyo
c/o Nextel de Mexico S.A. de C.V.
Boulevard Manuel Avila Camacho #36, Piso 9
Col. Lomas de Chapultepec
11000 México, D.F.
Dear Peter:
We are delighted you will be continuing your assignment with NII Holdings, Inc. (“NII” or the “Company”) as the President of Nextel de Mexico, S.A. de C.V. (“Nextel Mexico”).
The following information provides detail and establishes the basis for mutual expectation regarding the terms and conditions of employment, benefits, provision, and expatriation/repatriation assistance applying to your employment with NII. The terms and conditions outlined in this Agreement will be in effect only for the period of this assignment and do not apply to any other expatriate agreements that you and the
Company have consummated.
Outlined below are the specific terms and conditions regarding your employment relationship with the Company during the period of expatriation:

1.	Title/Grade:	EX2/President Nextel Mexico

2.	Reporting To:	NII President and COO

3.	Effective Date:	March 1, 2007

4.	Location:	Mexico City, Mexico

5.	Term of Assignment:	Your employment with the Company will be of indefinite duration, terminable at will by either party, without cause. This means that you may elect to terminate your employment with the Company at any time after such date, and the Company retains the same rights. This “employment at-will” paragraph operated notwithstanding any other provision of this letter, and no officer or employee of the Company is authorized to offer any employment

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relationship other than the “at-will” relationship provided for in this paragraph. If either party terminates this Agreement, except for COBRA benefits and repatriation, all rights and liabilities hereunder will cease. You and the Company agree that the terms of your employment will be governed by the laws of the State of Virginia, not by the laws of any other state or foreign country.

6.	Base Salary:	$350,000 per year, paid bi-monthly in the United States and subject to U.S. taxes. You will be eligible for a base pay increase in 2007 subject to approval of the Board of Directors.

7.	Foreign Assignment Differential:	A foreign assignment differential will be paid to compensate you for the higher costs of goods and services in the assignment location as compared to the United States. The differential, affected by inflation in the assignment location and in the United States, and by exchange rates, will be reviewed periodically. Your foreign assignment differential will be $23,882.36 per year payable bi-monthly by Nextel Mexico net of taxes.

8.	Hardship Allowance:	A hardship allowance will be paid to compensate you in the assignment location. We have agreed to pay you 10% of your base salary, which will be paid bi-monthly by Nextel Mexico net of taxes.

9.	Performance Review:	Your performance and your position with the Company will be reviewed on an annual basis by your supervisor who shall report the results of such review to the Chief Executive Officer, at which time you will be eligible for a merit increase in your base annual compensation. Any such increase shall be based on a positive review of your performance and commensurate with your duties and responsibilities. Your next scheduled merit review will be conducted by March 2007.

10.	Incentive Bonus:	You will be eligible to receive an annual bonus of 50% of your annual base salary based upon the Company bonus plan. The annual bonus is normally paid during the 1st quarter of the following year.

11.	Tax Equalization:	It is the company’s policy that personnel stationed abroad will not suffer financially from an excessive tax liability as consequence of having to pay more income taxes that they

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would not have paid in the United States. In order to implement this policy, an expatriate will be reimbursed for US and foreign taxes incurred on the total compensation in excess of the US tax that would have been incurred on the base salary had the expatriate remained in the United States. You agree to restructure the relationship with the Company in a manner, which will minimize your overall tax liability, so long as you are not adversely impacted.

In the event the Company overpays tax with respect to Company-earned income, a refund may be received payable to you. You agree to reimburse the Company that amount relating to Company-earned income and benefits.

12.	Tax Counseling:	To ensure that tax is paid as and when required, the Company has retained international tax consultants to assist in the preparation and filing of US federal and state (if applicable) income tax returns. They will also provide assistance for your income tax return in your foreign assignment location. Only the consultants designated may be used. The extent of this tax consultant service to you is as follows:

• Consultation with the tax consultant service while in your foreign assignment location to assist you in the preparation of annual returns;

• Up to two consultations upon final return, if appropriate.

Penalties and interest owing or the preparation of amended returns, together with incremental consultant’s fees, that result from failure to comply with the established procedure, may result in the Company charging you with these amounts.

Similarly, the Company will take measures as are required to ensure you do not suffer, if upon final return and through no fault of your own, you find you have been charged with double taxation on your company-earned income and benefits while assigned to the foreign assignment location.

13.	Housing Allowance:	The Company will pay your actual cost of rental housing in Mexico City, including rent of $7,000 per month for maintenance and utilities.

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14.	Schooling Allowance:	The company will pay up to $500 per month cost for monthly tuition for each of your children. The schooling allowance will be paid by Nextel Mexico.

15.	Company Car:	In your expatriate assignment, Nextel Mexico will provide you with use of a company car and driver commensurate with your position.

16.	Home leave travel:	You and your partner are entitled to six home visits per year to be used during the duration of the assignment. Additionally, your children are entitled to three home visits per year during the duration of the assignment. In case of an emergency with your immediate family, you will be entitled to travel at the Company’s expense as well. All home leave travel includes airfare and local transport to and from the airport only. In all cases, the class of service will be based on the current NII policy.

17.	Vacation:	You are entitled to four weeks vacation per calendar year prorated for any partial years of employment in accordance with NII’s vacation policy.

18.	Holidays:	The observation of holidays will be determined by local customs and traditions in your foreign assignment location.

19.	Insurance & Benefits:	You will be eligible for the NII standard insurance and benefit plan (to include 401k and employee stock purchase plan) commensurate with your position and your compensation and local Nextel Mexico plan

In addition, the Company will pay emergency medical transportation and lodging costs to offset costs that the medical insurance does not cover.

20.	Security	Nextel Mexico will coordinate and, facilitate, and fund all ordinary security provisions to adequately provide you and your family with protection.

21.	Expenses:	Any expenses that you incur on behalf of the Company, which are directly related to your work will be reimbursed based on properly completed documentation and prior approvals.

22.	Repatriation:	NII will provide repatriation relocation assistance at the end of your expatriation assignment or upon termination of your

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employment by NII (in the event of termination, NII will provide repatriation relocation assistance only if the termination is a decision of the Company). The Company will pay the cost of transporting you and your family from your foreign assignment location to your place of residence in the United States in compliance with current travel policy.

NII will pay for costs of packing, transporting, insuring, and unpacking those personal effects and household goods you have designated for relocation, provided such items can be shipped in one (2) twenty foot (40’) sea-going shipping container.

23.	Financial Responsibilities:	Except as specifically provided in this Agreement, you will be responsible for all financial obligations incurred by you during the term of this assignment.

24.	Non-competition, etc.:	You agree that during the term of your employment and for a period of one year after termination of your employment, unless such termination was by the Company without cause, you will not (a) become involved as an employee, consultant, independent contractor, advisor, director, partner, owner or otherwise in any business in your foreign assignment location which competes directly with any business in which the Company is then engaged or is planning to become engaged, or (b) solicit the employment or services of any of the Company’s employees, consultants, independent contractors, advisors, directors, or other representatives.

You will agree that at all times during your employment and after termination of your employment you will not, without written permission of the Company’s then current Chief Executive Officer, disclose to any party or use or permit to be used in a manner adverse to the Company any confidential or other proprietary information of the company, including, without limitation, trade secrets.
This Agreement supersedes any and all prior written or oral agreements or understandings concerning such subject matter with the exception of the “NII Holdings, Inc. Non-Competition and Confidentiality Agreement” which you signed on March 29, 2006.

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If you have any questions or require additional information, please do not hesitate to contact me at (703) 390-5154. Please sign below where indicated and return two signed copies to me to evidence your agreement as to the above terms. A copy is for your records.

Sincerely,

/s/ Dayna Parker

Dayna Parker
Vice President Human Resources
NII Holdings, Inc.
I have read and understand the terms and conditions contained in this Agreement and hereby accept and agree to them as partial conditions of my employment with Nextel International, Inc.

/s/ Peter Foyo

Peter Foyo
Date: 4-10-07